[Execution Copy]

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEEMENT

This Amendment No. 1 (“Amendment No. 1”) to the Employment Agreement dated as of November 21, 2005 (the “Employment Agreement”) between Loral Space & Communications Inc., a Delaware corporation (the “Company”), and Richard J. Townsend (the “Executive”) is entered into as of June 19, 2006.

WHEREAS, the Company and Executive are presently parties to the Employment Agreement; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth herein;

NOW, THEREFORE, the Employment Agreement is hereby amended as follows:

1.	Capitalized terms used herein without definition shall have the meaning ascribed thereto in the Agreement.

2.	Effective as of June 15, 2006 (the “Effective Date”), Executive’s Base Salary as set forth in Section 4(a) of the Employment Agreement shall be $575,000 per annum (the “New Base Salary”). The New Base Salary shall be and become the “Base Salary” for purposes of the Employment Agreement. The New Base Salary shall also be Executive’s minimum base salary after expiration of the Employment Agreement.

3.	With respect to the Company’s MIB Program for the 2006 fiscal year or any subsequent fiscal year and Executive’s entitlement to an Annual Bonus thereunder, Executive’s “Target Annual Bonus” under Section 4(b) of the Employment Agreement shall be sixty percent (69.6%) of Executive’s Base Salary (the “New Target Annual Bonus”). The New Target Annual Bonus shall be and become the “Target Annual Bonus” for purposes of the Employment Agreement. The New Target Annual Bonus shall also be Executive’s minimum target annual bonus after expiration of the Employment Agreement.

4.	Executive’s Base Salary in effect prior to the Effective Date was $881,920 per annum (the “Original Base Salary”) and Executive’s Target Annual Bonus under the Agreement was forty-one percent (41%) of the Original Base Salary (the “Original Target Annual Bonus”). If, (x) after the Effective Date and on or before December 31, 2006, Executive’s employment is terminated for any reason other than by the Company for Cause (for the avoidance of doubt, “any reason” includes, without limitation, by the Company without Cause, by the Executive voluntarily or by the Executive for Good Reason), (y) on or after January 1, 2007 and prior to May 21, 2007, Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason or (z) on or after May 21, 2007 and prior to expiration of the Term, Executive’s Employment Agreement is not renewed or extended on terms substantially similar to those contained in the Employment Agreement and Executive’s employment is terminated prior to expiration of the Term for any reason other than by the Company for Cause (for the avoidance of doubt, “any reason” includes, without limitation, by the Company without Cause, by the Executive voluntarily or by the Executive for Good Reason), then, in addition to any other payments or benefits to which Executive may be entitled under the Employment Agreement, Executive shall be entitled to receive as soon as practicable on or after termination of his employment a lump sum payment equal to sum of the (A) Salary Differential (as defined below) and (B) the Annual Bonus Differential (as defined below) minus (C) the value of any vested portion of the Option (as defined below) calculated as the difference between the fair market value of a share of Common Stock on the date of termination minus the strike price of the Option times the number of shares covered by the Option that are vested as of the date of termination. The “Salary Differential” shall mean an amount equal to the difference between (v) the Base Salary that Executive would have received had he been paid at the Original Base Salary rate during the Make Whole Period (as defined below) and (w) the Base Salary that he actually received during the Make Whole Period (i.e. using the New Base Salary rate). The “Bonus Differential” shall mean an amount equal to difference between (x) the Annual Bonus that he would have received during the Make Whole Period had he been paid an Annual Bonus calculated using the Original Target Annual Bonus and the Original Base Salary rate and (y) the Annual Bonus that he actually received during the Make Whole Period (i.e. using the New Target Annual Bonus and the New Base Salary rate). The “Make Whole Period” shall mean the period commencing on the Effective Date and ending on the date of termination of Executive’s employment.

5.	In connection with the execution of this Amendment No. 1, the Company shall grant to Executive as soon as reasonably practicable a seven-year option to purchase 20,000 shares of common stock, par value per share $0.01, of the Company (the “Common Stock”), with a per-share exercise price equal to the fair market value of one share of the Company’s common stock at the date of grant (the “Option”), such grant to be subject to obtaining Stockholder Approval (as defined below). The Option will vest over a four-year period, with 25% vesting on each of the first four anniversaries of the grant date. The Board of Directors of the Company will amend the Company’s 2005 Stock Incentive Plan (the “Stock Option Plan”) to increase the number of shares of the Company’s Common Stock available for grant thereunder to a number adequate to cover the Option and the LTIP (as defined below), and the Company agrees to submit the Stock Option Plan as amended to the Company’s stockholders at the next annual meeting of stockholders and seek stockholder approval of such Plan as amended (“Stockholder Approval”). To the extent Stockholder Approval is not obtained, the Option shall be void. Notwithstanding anything herein to the contrary, the Option shall not become exercisable prior to the date the Company obtains Stockholder Approval.

6.	If, for any reason, the Option is not granted on or before June 30, 2006, or, if the Option is granted but Stockholder Approval is not obtained on or before June 30, 2007, then, effective immediately after such date, as the case may be (the “Unwind Date”), Executive’s Base Salary shall be restored to the Original Base Salary in effect before this amendment (the “Restored Base Salary”) and Executive’s Target Annual Bonus shall be restored to the Original Target Annual Bonus in effect before this amendment (the “Restored Target Annual Bonus”). From and after the Unwind Date, the Restored Base Salary and the Restored Target Annual Bonus shall be and become the “Base Salary” and “Target Annual Bonus,” respectively, for purposes of the Employment Agreement. In addition, in such event, Executive shall be entitled to receive as soon as practicable after the Unwind Date a lump sum payment equal to sum of the (A) Salary Unwind Differential (as defined below) and (B) the Annual Bonus Unwind Differential (as defined below). The “Salary Unwind Differential” shall mean an amount equal to the difference between (v) the Base Salary that Executive would have received had he been paid at the Original Base Salary rate during the Unwind Period (as defined below) and (w) the Base Salary that he actually received during the Unwind Period (i.e. using the New Base Salary rate). The “Bonus Unwind Differential” shall mean an amount equal to difference between (x) the Annual Bonus that he would have received during the Unwind Period had he been paid an Annual Bonus calculated using the Original Target Annual Bonus and the Original Base Salary rate and (y) the Annual Bonus that he actually received during the Unwind Period (i.e. using the New Target Annual Bonus and the New Base Salary rate). The “Unwind Period” shall mean the period commencing on the Effective Date and ending on the Unwind Date.

7.	Subject to the approval of the Board of Directors, the Company shall establish a long term incentive plan (the “LTIP”) that provides that certain employees shall be eligible for annual grants of incentive awards in the form of stock options (such grants subject to obtaining Stockholder Approval), and Executive shall be a participant in the LTIP. Subject to the last sentence of this section, for so long as Executive is employed by the Company, Executive’s target annual grant under the LTIP shall have a value (calculated using the Black-Scholes method) at least equal to his base salary then in effect multiplied by 1.4 ($800,000/$575,000) (or, if the LTIP is for any reason not established, or, if established, not implemented or later discontinued, a cash bonus equal to such value), provided, however, that Executive’s actual annual grant may be increased above or decreased below the target level if and in the same proportion that actual annual grants to other similarly situated participants in the LTIP are increased above or decreased below their target annual grants. The Company shall review from time to time the level of the target annual grant to which Executive is entitled under the LTIP and may, if appropriate, increase, but not decrease, the level of Executive’s target annual grant. If at any time the Company establishes an incentive compensation plan that differs from the LTIP (i.e. is based on incentive compensation other than stock options), in lieu of stock option awards under the LTIP, Executive shall be entitled to participate in such different plan at a level equitably equivalent to the level at which he participated or was entitled to participate in the LTIP.

8.	If (x) Executive’s employment with the Company is terminated upon the expiration of the Term or (y) the Term under the Employment Agreement is not renewed or extended and Executive continues to be employed by the Company after the Term on an “at will” basis and Executive’s employment is thereafter terminated, Executive, at his election, shall be covered by, and entitled to severance benefits under, either (A) the severance policy adopted by the Board of Directors and in effect on the date hereof (a copy of which has been provided to Executive and is attached hereto as Exhibit A) without regard or giving effect to any changes, modifications or amendments thereto that may be adopted by the Board of Directors after the date hereof or (B) such other severance policy generally applicable to employees of the corporate office as may then have been adopted in good faith by the Board of Directors and then be in effect. For purposes of calculating severance to which Executive may be entitled with respect to a termination of Executive’s employment that occurs prior to September 30, 2008, references in the applicable severance policy to Base Salary shall mean Executive’s Original Base Salary as adjusted to reflect any increases in Base Salary effected after this Amendment No. 1 and prior to the date of termination on a dollar for dollar basis.

9.	The Company agrees that, without the need for further approval in writing as contemplated by Section 3 of the Employment Agreement, Executive may serve on the board of directors of up to three corporations, provided that in each case and in the aggregate such service would not materially interfere with the performance of his obligations under the Employment Agreement and, provided, further, that such service would not result in Executive being engaged in Competition.

10.	Notwithstanding any provision in the Employment Agreement to the contrary, if any provision of the Employment Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with Executive, reform such provision to comply with Code Section 409A; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Code Section 409A. Notwithstanding any provision in the Employment Agreement to the contrary, any payment otherwise required to be made thereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to satisfy Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). On the earliest date on which such delayed payments can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code, there shall be paid to Executive, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

11.	Provisions of this Amendment shall survive any termination of employment and the expiration of the Term if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including, without limitation, the obligations of the Company under Sections 2, 3, 7, 8 and 9 hereof.

12.	Except as expressly amended by this Amendment No. 1, the Employment Agreement remains in full force and effect and nothing in this Amendment No. 1 shall otherwise affect any other provision of the Employment Agreement or the rights and obligations of the parties thereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the day and year first above written.

LORAL SPACE & COMMUNICATIONS INC.

By:  /s/ Michael B. Targoff
Name: Michael B. Targoff
Title: Chief Executive Officer

/s/ Richard J. Townsend

Richard J. Townsend